Exhibit 99.1

Dear New Accelr8 Shareholder:

On behalf of the Accelr8 Board of Directors and management team, I would like to welcome you to our company. As most of you may know, Accelr8 acquired the DDx assets related to OptiChem(R) surface chemistry and two detection methods - OTER and the IllumiNumerator - in January 2001.

When we originally purchased these technologies, our vision was to commercialize the OptiChem surface chemistry for use in the newly developing scientific arena of DNA and protein microarraying. For well over two years we focused on refining manufacturing techniques and developing efficient user protocols in an attempt to bring more reproducible results to the microarraying community.

While we experienced success in attracting Schott Nexterion of Jena, Germany as a licensee of our chemistry, we felt that a significant market opportunity existed in development of a discrete Accelr8 product that showcase the former DDx intellectual property.

Therefore in January 2003 we began the development of the BACcelr8r(TM), a highly sensitive and rapid bacteria detection system that confronts the issue of antibiotic resistance. The Centers for Disease Control and Prevention has stated that antibiotic resistance is among the organization's top public health concerns. We have verified the various scientific principles that are the foundation of the BACcelr8r. We have also engaged outside engineering firms to design the instrumentation and the disposable cassette that will handle the wet chemistry for bacterial identification and antibiotic susceptibility testing.

Our goal is to have the first laboratory test bench for data generation in Accelr8's lab by July 2005 and three to four research systems installed in laboratories with research scientists by early 2006. We anticipate filing for approval with the United States Food and Drug Administration (FDA) in mid-2006 and hope for FDA approval by early 2007.

While the initial target application of the BACcelr8r is VAP (ventilator associated pneumonia), by developing additional assays on new cassettes we believe we can address several other serious diseases such as CAP (community acquired pneumonia), bacterial meningitis, and diseases such as sepsis and other bacterial infections for which there is an urgent need for rapid antibiotic testing.

We selected this approach to exploiting our patents, even though the excitement surrounding gene and protein expression is dominating investor attention in the research sector. We believe that practical diagnostic tests based on gene expression are several years away from receiving FDA approval and creating large commercial opportunities.

We believe that all of our technologies - OptiChem, YoDx (our proprietary molecular capture method), and QuanDx (the advanced version of what was the original DDx detection method called the "IllumiNumerator") give us a superior opportunity to penetrate significant markets by introducing new approaches to clinical microbiology, which is now limited by its dependency on bacterial culturing.

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We strongly believe that the BACcelr8r will significantly speed up bacterial testing and improve treatment outcomes. By developing and selling the system we intend to generate revenues and prove the value of our technology to the large diagnostic companies. We believe that the most significant achievement of the BACcelr8r may be it's ability to provide the physician with rapid antibiotic susceptibility test results. We believe that this information should increase the number of lives saved by eliminating the often-ineffective use of "empiric therapy" (when specific bacteria have not been identified, the doctor prescribes a cocktail of drugs, hoping that the combination will kill the bacteria).

Furthermore, we believe the dramatic compression of time that the BACcelr8r will provide compared to standard culturing practices, will give doctors an increased chance of getting patients out of the Intensive Care Unit days ahead of present norms (typically 10 extra days for pneumonia). This reduction in ICU costs, estimated at $3-$4,000 per day, should also significantly reduce un-reimbursed hospital costs, improving the bottom line of an operating hospital budget. This is a very important factor in our marketing strategy. While we are aggressive in our estimates of time to market and costs to develop, we firmly believe that we will be able to execute this business plan without further cash infusion. We have an excellent team of fulltime scientists and a well-equipped lab that has allowed us to economically attain our milestones to date.

Our present strategy is to license our technology to larger organizations with well-established sales and marketing channels. We believe that ultimately our portfolio of technology assets will provide an attractive acquisition opportunity for a worldwide instrument or scientific supply distribution organization. In the meantime, those companies are waiting for FDA approval of gene expression and other molecular diagnostic tools for widespread use. We feel that the management of those companies will see the attraction of a shorter time to market in a space that has substantial under-penetrated potential. The velocity of merger and acquisition activity is increasing as larger firms target smaller companies that are focused on specific new technology development.

The system is also adaptable to molecular analysis, including some of the types used in molecular diagnostics. When the FDA does start to approve major new products for molecular diagnostics, we believe that whoever owns BACcelr8r will have an already firm grip on hospital lab "standard of care" platform.

We are happy to answer any questions you may have about our technology or our business strategy. Please feel free to contact me at any time or to schedule at visit to our facility for a presentation of our technology. Again welcome to our company and thank you for your support.

Safe Harbor for Forward-Looking Statements

Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

Sincerely,